Exhibit 99.1

For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com
ORBITAL REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS
— Revenues Increase 46%, Net Income Rises 84%, EPS Climbs to $0.26 —
— Company Raises Guidance for 2007, Provides Preliminary Outlook for 2008 —
(Dulles, VA 18 October 2007) — Orbital Sciences Corporation (NYSE: ORB) today announced its financial results for the third quarter and first nine months of 2007. Orbital’s third quarter revenues increased 46% to $289.5 million in 2007, compared to $197.8 million in 2006. The company’s third quarter operating income rose 54% to $23.2 million in 2007, compared to $15.1 million in 2006. Third quarter net income increased 84% to $15.7 million in 2007, compared to $8.5 million in 2006, and diluted earnings per share increased to $0.26, compared to $0.14 in the third quarter of 2006. Orbital reported third quarter 2007 free cash flow* of $22.4 million compared to free cash flow of $21.3 million in the third quarter of 2006.
Commenting on Orbital’s third quarter 2007 results, Mr. David W. Thompson, Chairman and Chief Executive Officer, said, “The company reported strong revenue growth in all three of our business segments, boosted profit in most product lines, and generated solid free cash flow in the third quarter. Following the pattern established earlier in the year, communications satellites, human space systems and missile defense programs drove our revenue growth in the quarter.”
For the first nine months of 2007, Orbital reported revenues of $791.0 million, up 35% compared to $587.0 million in the first nine months of 2006. The company’s operating income for the first nine months of 2007 was $62.3 million, up 30% compared to $47.8 million during the same period in 2006. Net income for the first nine months of 2007 was $41.0 million, or $0.67 diluted earnings per share, compared to $27.3 million, or $0.44 diluted earnings per share, in the first nine months of 2006. Orbital generated $43.6 million of free cash flow in the first nine months of 2007, compared to $75.5 million during the same period in 2006.

*	“Free cash flow” is a non-GAAP financial measure discussed in this release. For additional details, please refer to the sections of this press release entitled “Cash Flow and Balance Sheet” and “Disclosure of Non-GAAP Financial Measure.”
Orbital Sciences Corporation s 21839 Atlantic Blvd., Dulles, VA 20166 s 703-406-5000

Orbital Reports Third Quarter 2007 Financial Results

Financial Highlights
Summary financial results for the third quarter of 2007 compared to the third quarter of 2006 were as follows (in millions, except per share data):

	Third Quarter
	2007	2006

Revenues	$289.5	$197.8
Operating Income	23.2	15.1
Net Income	15.7	8.5
Diluted Net Income per Share	$0.26	$0.14
Summary financial results for the first nine months of 2007 compared to the first nine months of 2006 were as follows (in millions, except per share data):

	First Nine Months
	2007	2006

Revenues	$791.0	$587.0
Operating Income	62.3	47.8
Net Income	41.0	27.3
Diluted Net Income per Share	$0.67	$0.44
Revenues
Revenues by segment for the third quarter were as follows (in millions):

	Third Quarter
	2007	2006

Launch Vehicles	$100.3	$71.3
Satellites and Space Systems	176.0	117.9
Transportation Management Systems	13.8	9.4
Eliminations	(0.6)	(0.8)

Total Revenues	$289.5	$197.8
Orbital’s third quarter 2007 revenues were $289.5 million, up 46% compared to third quarter 2006 revenues of $197.8 million, due to increased revenues in all business segments. Satellites and space systems segment revenues increased $58.0 million, or 49%, driven by contract activity on the Orion human spacecraft program for NASA which began in late 2006, and growth in the communications satellites product line that was mainly due to activity on recently awarded contracts. Launch vehicles segment revenues increased $29.0 million, or 41%, principally due to higher target and interceptor vehicle revenues driven by increased contract activity on several missile defense programs. Transportation management systems segment revenues increased $4.4 million, or 46%, largely due to an increase in product sales supporting follow-on and replacement demand for public transit fleet management systems.
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Orbital Reports Third Quarter 2007 Financial Results

Revenues by segment for the first nine months were as follows (in millions):

	First Nine Months
	2007	2006

Launch Vehicles	$290.8	$230.4
Satellites and Space Systems	466.5	333.4
Transportation Management Systems	36.2	26.8
Eliminations	(2.5)	(3.6)

Total Revenues	$791.0	$587.0
For the first nine months of 2007, Orbital reported $791.0 million in revenues, up 35% compared to the same period last year due to increased revenues in all business segments. Satellites and space systems segment revenues increased $133.1 million, or 40%, driven by contract activity on the Orion program which began in late 2006 and growth in the communications satellites product line mainly due to activity on recently awarded contracts. Launch vehicles segment revenues increased $60.4 million, or 26%, primarily due to the same factors that drove the increase in quarterly results, most notably higher target vehicle product line revenue. Transportation management systems segment revenues increased $9.4 million, or 35%, primarily due to an increase in product sales supporting follow-on and replacement demand for fleet management systems.
Operating Income
Operating income by segment for the third quarter was as follows (in millions):

	Third Quarter
	2007	2006

Launch Vehicles	$10.5	$7.4
Satellites and Space Systems	11.4	7.1
Transportation Management Systems	1.3	0.6

Total Operating Income	$23.2	$15.1
Orbital reported operating income of $23.2 million in the third quarter of 2007, up 54% over the third quarter of 2006. This growth was due to a $4.3 million, or 61%, operating income increase in the satellites and space systems segment, a $3.1 million, or 38%, operating income increase in the launch vehicles segment and a $0.7 million, or 115%, operating income increase in the transportation management systems segment. The increase in operating income in the satellites and space systems segment was principally due to increased contract activity on the Orion program and new communications satellite programs. The increase in launch vehicles segment operating income was primarily due to increased activity levels on target and interceptor vehicle programs. The growth in the transportation management systems segment was largely attributable to the increase in product sales mentioned above.
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Orbital Reports Third Quarter 2007 Financial Results

Operating income by segment for the first nine months was as follows (in millions):

	First Nine Months
	2007	2006

Launch Vehicles	$28.9	$25.3
Satellites and Space Systems	31.1	21.0
Transportation Management Systems	2.3	1.5

Total Operating Income	$62.3	$47.8
Orbital reported operating income of $62.3 million in the first nine months of 2007, up 30% over the first nine months of 2006. This increase was due to a $10.1 million, or 48%, increase in the satellites and space systems segment, a $3.6 million, or 14%, increase in the launch vehicles segment and a $0.7 million, or 49%, increase in the transportation management systems segment. The increases in operating income in all three segments were generally attributable to the same factors described above that drove the improvements in the third quarter results.
Net Income
Net income for the third quarter of 2007 was $15.7 million, or $0.26 diluted earnings per share, up from $8.5 million, or $0.14 diluted earnings per share, in the third quarter of 2006. Net income for the first nine months of 2007 was $41.0 million, or $0.67 diluted earnings per share, compared to $27.3 million, or $0.44 diluted earnings per share, in the same period of 2006.
Interest expense for the third quarter and first nine months of 2007 decreased to $1.3 million and $3.6 million, respectively, compared to $3.1 million and $9.3 million, respectively, in the same periods in 2006. The reduction in interest expense is due to lower interest rates on long-term debt as a result of Orbital’s December 2006 refinancing transaction.
Diluted weighted-average shares outstanding decreased to 60.9 million in the third quarter of 2007 compared to 62.9 million in the third quarter of 2006 due to share repurchases made by the company. Diluted weighted-average shares outstanding in the first nine months of 2007 decreased to 61.0 million compared to 62.6 million in the first nine months of 2006, also driven by company share repurchases.
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Orbital Reports Third Quarter 2007 Financial Results

Cash Flow and Balance Sheet
Orbital reported free cash flow of $22.4 million for the third quarter of 2007. The company repurchased approximately 700,000 shares of its common stock for $15.0 million in the third quarter of 2007. This stock repurchase is part of a 12-month, $50 million securities repurchase program authorized by the company’s Board of Directors in April 2007. Orbital’s unrestricted cash and marketable securities balances were $197.8 million and $34.5 million, respectively, as of September 30, 2007.
The company’s cash flow was as follows (in millions):

	2007
	Third Quarter	First Nine Months

Net Cash Provided by Operating Activities	$26.9	$56.2
Capital Expenditures	(4.5)	(12.6)

Free Cash Flow	22.4	43.6
Net Purchases of Marketable Securities	(34.5)	(34.5)
Repurchase of Common Stock	(15.0)	(25.0)
Proceeds from Issuance of Common Stock	3.2	10.2
Other	2.2	3.7

Net Decrease in Cash	(21.7)	(2.0)
Beginning Cash Balance	219.5	199.8

Ending Cash Balance	$197.8	$197.8
Summary balance sheet data as of September 30, 2007 was as follows (in millions):

Assets		Liabilities and Equity

Cash	$197.8	Current Liabilities	$206.4
Other Current Assets	312.6	Long-Term Debt	143.8
Non-Current Assets	268.5	Stockholders’ Equity	428.7

Total Assets	$778.9	Total Liabilities and Equity	$778.9
New Business Highlights
During the third quarter of 2007, Orbital received approximately $420 million in new firm and option contract bookings. In addition, the company received approximately $35 million of option exercises under existing contracts. Year-to-date, Orbital received approximately $1.51 billion in new firm and option contract bookings, and approximately $240 million of option exercises under existing contracts. As of September 30, 2007, the company’s firm contract backlog was approximately $1.96 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $4.06 billion.
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Orbital Reports Third Quarter 2007 Financial Results

Operational Highlights
The company conducted four spacecraft and launch vehicle missions in the third quarter. These operational events included the launch and preliminary check-out of Dawn, Orbital’s first interplanetary spacecraft, developed for NASA’s Jet Propulsion Laboratory. In addition, the company’s long-range missile interceptor, the Orbital Boost Vehicle, achieved its sixth successful flight test as part of a Missile Defense Agency (MDA) national missile defense exercise. Orbital also carried out two MDA target vehicle launches in the third quarter.
During the third quarter, the company also delivered two satellites, two space payloads and five launch vehicles for future missions, including two OBV interceptors for operational deployments in California and Alaska.
In early October, two Orbital-built communications satellites, Intelsat-11 for Intelsat, Ltd. and Optus D2 for Optus Networks, Pty., were launched and are now undergoing in-orbit commissioning. During the remainder of 2007, the company expects to carry out one or two additional satellite launches and three to five additional rocket launches, and to complete and deliver four space payloads and several more launch vehicles for future missions.
2007 Financial Guidance
Orbital updated its financial guidance for full-year 2007, increasing its forecast for revenues, earnings per share and free cash flow as follows:

	Current	Previous

Revenues (in millions)	~$1,050	$975 — $1,000
Operating Income Margin	~8.0%	8.25% — 8.75%
Diluted Earnings Per Share	$0.89 — $0.91	$0.82 — $0.87
Free Cash Flow (in millions)	$65 — $70	$60 — $65
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Orbital Reports Third Quarter 2007 Financial Results

2008 Preliminary Outlook
The company provided its preliminary financial guidance for 2008, as summarized in the table below:

2008
Revenues (in millions)	$1,075 — $1,100
Operating Income Margin	8.25% — 8.50%
Diluted Earnings Per Share	$0.93 — $0.98
Free Cash Flow (in millions)	$75 — $80
Orbital is considering the merits of a major new product development program to increase the payload capacity of its space launch vehicle platforms to include a medium-capacity rocket called Taurus II. Orbital believes that this new rocket could substantially expand the company’s space launch market, yielding significant potential revenue growth in 2009 and beyond. However, the Taurus II program would entail a substantial development effort, the financial impact of which is not reflected in the 2008 guidance above. Orbital anticipates that this effort would require a net $40 million to $45 million use of cash in 2008. In addition, proceeding with the Taurus II program is expected to result in a revenue increase of up to $25 million and a $0.12 to $0.16 reduction in diluted earnings per share next year. The company plans to update its 2008 guidance, including its intentions with respect to the Taurus II program, when it reports fourth quarter and full-year 2007 results early in 2008.
Disclosure of Non-GAAP Financial Measure
Free cash flow is defined as GAAP (Generally Accepted Accounting Principles) net cash provided by operating activities (the most directly comparable GAAP financial measure) less capital expenditures for property, plant and equipment. A quantitative reconciliation of free cash flow to net cash provided by operating activities is included above in the section entitled “Cash Flow and Balance Sheet.” Management believes that the company’s presentation of free cash flow is useful because it provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt. Orbital does not intend for this non-GAAP financial measure to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define this measure differently.
About Orbital
Orbital develops and manufactures small rockets and space systems for commercial, military and civil government customers. The company’s primary products are satellites and launch vehicles, including low-orbit, geosynchronous-orbit and planetary spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles. Orbital also offers space-related
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Orbital Reports Third Quarter 2007 Financial Results

technical services to government agencies and develops and builds satellite-based transportation management systems for public transit agencies and private vehicle fleet operators.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement. Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, new product development programs, product performance and market acceptance of products and technologies, the outcome of the government investigation, as well as other risk factors and business considerations described in the company’s SEC filings, including its annual report on Form 10-K, could impact Orbital’s actual financial and operational results. Orbital assumes no obligation for updating the information contained in this press release.
A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor.
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Orbital Reports Third Quarter 2007 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	Third Quarter
	2007	2006*

Revenues	$289,456	$197,840
Costs of goods sold	241,541	159,991

Gross profit	47,915	37,849
Research and development expenses	4,297	2,559
Selling, general and administrative expenses	20,382	20,177

Income from operations	23,236	15,113
Interest expense	(1,341)	(3,097)
Interest income and other	3,497	2,703

Income before income taxes	25,392	14,719
Income taxes	(9,714)	(6,189)

Net income	$15,678	$8,530

Basic net income per share	$0.26	$0.14

Diluted net income per share	$0.26	$0.14

Shares used in computing basic net income per share	59,176	60,390
Shares used in computing diluted net income per share	60,874	62,861

*	The company’s 2006 financial statements have been restated as required by a new accounting standard pertaining to the company’s L-1011 airplane which is used in the Pegasus launch vehicle program. The effect of the new accounting standard is not material to 2006 or 2007 financial statements.
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Orbital Reports Third Quarter 2007 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(in thousands, except per share data)

	First Nine Months
	2007	2006*

Revenues	$790,951	$587,015
Costs of goods sold	656,835	472,891

Gross profit	134,116	114,124
Research and development expenses	11,723	7,261
Selling, general and administrative expenses	60,092	59,033

Income from operations	62,301	47,830
Interest expense	(3,606)	(9,287)
Interest income and other	9,563	8,329

Income before income taxes	68,258	46,872
Income taxes	(27,298)	(19,586)

Net income	$40,960	$27,286

Basic net income per share	$0.69	$0.48

Diluted net income per share	$0.67	$0.44

Shares used in computing basic net income per share	59,249	57,272
Shares used in computing diluted net income per share	60,998	62,618

*	The company’s 2006 financial statements have been restated as required by a new accounting standard pertaining to the company’s L-1011 airplane which is used in the Pegasus launch vehicle program. The effect of the new accounting standard is not material to 2006 or 2007 financial statements.
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Orbital Reports Third Quarter 2007 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2007	2006*

Assets
Cash	$197,752	$199,751
Marketable securities	34,500	—
Receivables, net	189,015	165,235
Inventory	30,278	30,053
Deferred income taxes, net	48,028	42,880
Other current assets	10,797	11,794

Total current assets	510,370	449,713
Property, plant and equipment, net	93,327	93,662
Goodwill	55,551	55,551
Deferred income taxes, net	109,706	135,701
Other non-current assets	9,908	9,349

Total Assets	$778,862	$743,976

Liabilities and Stockholders’ Equity
Short-term borrowings	$—	$551
Accounts payable and accrued expenses	148,591	122,421
Deferred revenues	57,800	81,704

Total current liabilities	206,391	204,676
Long-term debt	143,750	143,750
Total stockholders’ equity	428,721	395,550

Total Liabilities and Stockholders’ Equity	$778,862	$743,976

*	The company’s 2006 financial statements have been restated as required by a new accounting standard pertaining to the company’s L-1011 airplane which is used in the Pegasus launch vehicle program. The effect of the new accounting standard is not material to 2006 or 2007 financial statements.
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Orbital Reports Third Quarter 2007 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	September 30, 2007
	Third Quarter	Nine Months

Net income	$15,678	$40,960
Depreciation	4,472	12,580
Deferred taxes	6,785	20,847
Changes in assets and liabilities	962	(20,977)
Other	(987)	2,793

Net cash provided by operating activities	26,910	56,203

Capital expenditures	(4,489)	(12,610)
Net purchases of marketable securities	(34,500)	(34,500)
Change in cash restricted for letters of credit, net	1,000	—

Net cash used in investing activities	(37,989)	(47,110)

Repurchase of common stock	(15,000)	(25,000)
Net proceeds from issuance of common stock	3,202	10,241
Other	1,180	3,667

Net cash used in financing activities	(10,618)	(11,092)

Net decrease in cash	(21,697)	(1,999)
Cash, beginning of period	219,449	199,751

Cash, end of period	$197,752	$197,752

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